Exhibit 99.1

Real Goods Solar Reports Third Quarter Fiscal 2008 Results

Third quarter revenue increased 141% to $10.3 million

Boulder, CO, November 6, 2008 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, announced today results for its third quarter ended September 30, 2008.

Revenue for the third quarter ended September 30, 2008 increased 141% to $10.3 million from $4.3 million recorded in the same period last year due to organic growth and acquisitions.

Gross profit increased to $2.8 million, or 27.2% of revenue, from $1.3 million, or 30.0% of revenue, in the comparable period last year. The decrease in gross margin reflects the acquisitions of Marin Solar and Independent Energy Systems, which have traditionally produced lower gross profit margins.

Operating expenses as a percent of revenue declined 300 basis points year over year to 31.8% from 34.8%, as we continued to see operating leverage off a larger revenue base.

Operating loss for the third quarter of 2008 was $0.5 million, or 4.6% of revenue, compared to an operating loss of $0.2 million, or 4.8% of revenue for the third quarter of 2007. While the loss improved slightly as a percentage of revenue, the loss in dollars increased to reflect Real Goods’ increased cost structure required to be a public company, significant management and operating infrastructure that has been put in place to prepare for future organic and acquisition growth, and integration costs of the new businesses that Real Goods has acquired.

Net loss for the third quarter of 2008 was $0.2 million, compared to a net loss of $0.1 million during the third quarter of 2007. Loss per share remained the same as the third quarter last year at $0.01 per share.

For the nine months ended September 30, 2008, Real Goods recorded net revenue of $25.7 million, a 95.7% increase from $13.2 million in the comparable period a year ago. Net loss totaled $0.6 million, or $0.04 per share, compared to net income of $0.1 million, or $0.01 per share, for the nine months ended September 30, 2007.

Last year’s results do not include Real Goods’ acquisitions of Marin Solar, Carlson Solar, and Independent Energy Systems which occurred in the fourth quarter of 2007, the first quarter of 2008, and the third quarter of 2008, respectively, the related integration costs, nor the costs associated with being a public company.

“We are pleased with the sales growth and operating results we achieved in the third quarter. Despite a very soft economic environment and uncertainties surrounding the extension of the Federal Investment Tax Credit, which we were excited to see subsequently pass in October, demand for our products remained strong,” said John Schaeffer, Chief Executive Officer. “Even in these challenging economic times, we see the solar outlook being bright and we’ve expanded our sales force and installation organization to support our future growth, while still managing to achieve moderate operating expense leverage.”

“We experienced solid sales growth in the quarter, particularly given the challenging economic environment. Our organic growth well exceeded our stated goal of 20% year-over-year and was further supplemented by our acquisition of Santa Cruz, California-based Independent Energy Systems in August,” said Erik Zech, President and CFO, “Our rapidly growing revenue base is enabling us to leverage our infrastructure while continuing to increase market share. Our balance sheet also remains strong with $24.1 million of cash and no debt at the end of the third quarter, compared to $25.6 million of cash at the end of the second quarter, even after using more than $3 million of cash for the acquisition of Independent Energy Systems during the quarter.”

Since the end of the third quarter, Real Goods acquired Regrid Power, Inc., a leading northern California designer and installer of residential and commercial solar electric systems, through a merger into one of its subsidiaries. Pursuant to the October merger agreement, Real Goods’ subsidiary acquired all of the outstanding shares of Regrid Power for an aggregate of $3.8 million in cash and 2,047,256 shares of Real Goods’ Class A common stock, plus the assumption of certain liabilities, subject to post closing adjustments. The total share consideration could be increased, up to a maximum of 800,000 shares, based on Regrid Power’s revenue and earnings performance over the next 12 months, but in no event will total consideration paid exceed one times trailing twelve months revenues.

Real Goods Solar also announced that it will host a conference call tomorrow, November 7, 2008, at 9:30 a.m. MST (11:30 p.m. EST) to review the third quarter fiscal 2008 results.

Dial-in No.:	800-762-8779 (domestic) or 480-248-5081 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until 12:00 a.m. EST on November 14, 2008.

Replay number:	800-406-7325
Pin:	3939863

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential solar energy integrator, having installed over 4,500 solar systems. Real Goods Solar offers turnkey solar energy services, and has 30 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods’ filings with the Securities and Exchange Commission. Real Goods assumes no duty to update any forward-looking statements.

Contact:	John Mills
Senior Managing Director
ICR, Inc.
310-954-1105
jmills@icrinc.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30, 2008		Three Months Ended September 30, 2007
Net revenue	$10,333	100.0%	$4,279	100.0%
Cost of goods sold	7,527	72.8%	2,994	70.0%

Gross profit	2,806	27.2%	1,285	30.0%

Operating expenses	3,287	31.8%	1,491	34.8%

Loss from operations	(481)	-4.6%	(206)	-4.8%

Other income	118	1.1%	—	0.0%

Loss before income taxes	(363)	-3.5%	(206)	-4.8%

Income tax benefit	(137)	-1.3%	(93)	-2.2%

Net loss	$(226)	-2.2%	$(113)	-2.6%

Shares outstanding:
Basic	15,816		10,000
Diluted	15,816		10,000

Loss per share:
Basic	$(0.01)		$(0.01)
Diluted	$(0.01)		$(0.01)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended September 30, 2008		Nine Months Ended September 30, 2007
Net revenue	$25,742	100.0%	$13,157	100.0%
Cost of goods sold	18,461	71.7%	8,621	65.5%

Gross profit	7,281	28.3%	4,536	34.5%

Operating expenses	8,383	32.6%	4,395	33.4%

Income (loss) from operations	(1,102)	-4.3%	141	1.1%

Other income	201	0.8%	—	0.0%

Income (loss) before income taxes	(901)	-3.5%	141	1.1%

Income tax expense (benefit)	(347)	-1.3%	63	0.5%
Minority interest in net income of consolidated subsidiary, net of tax	(5)	0.0%	—	0.0%

Net income (loss)	$(559)	-2.2%	$78	0.6%

Shares outstanding:
Basic	14,045		10,000
Diluted	14,045		10,000
Income (loss) per share:
Basic	$(0.04)		$0.01
Diluted	$(0.04)		$0.01

REAL GOODS SOLAR, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,106	$542
Accounts receivable, net	5,925	3,632
Inventory	5,299	2,454
Deferred costs on uncompleted contracts	116	992
Deferred advertising costs	537	277
Deferred tax assets	228	154
Other current assets	617	19

Total current assets	36,828	8,070
Property and equipment, net	4,588	4,382
Goodwill and other intangibles, net	14,286	6,094
Deferred tax assets	—	2,324
Other assets	37	116

Total assets	$55,739	$20,986

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,304	$1,275
Accrued liabilities	568	421
Deferred revenue on uncompleted contracts	400	1,354
Payable to Gaiam	1,185	16,286

Total current liabilities	6,457	19,336

Commitments and contingencies

Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 13,687,578 shares and no shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	1	—
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 2,153,293 shares and no shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	—	—
Additional paid-in capital	50,340	2,150
Accumulated deficit	(1,059)	(500)

Total shareholders’ equity	49,282	1,650

Total liabilities and shareholders’ equity	$55,739	$20,986